Exhibit 99.1

NEWS MEDIA CONTACT:

Sears Holdings Public Relations

(847) 286-8371

FOR IMMEDIATE RELEASE:

March 14, 2018

SEARS HOLDINGS REPORTS FOURTH QUARTER AND FULL YEAR 2017 RESULTS

Completes Secured Loan in Connection with Previously Announced PBGC Transaction

HOFFMAN ESTATES, Ill. - Sears Holdings Corporation (“Holdings,” “we,” “us,” “our,” or the “Company”) (NASDAQ: SHLD) today announced financial results for its fourth quarter and full year ended February 3, 2018. As a supplement to this announcement, a presentation, pre-recorded conference call and audio webcast are available at our website http://searsholdings.com/invest.

In summary, today we reported the following:

•	Generated positive Adjusted EBITDA during the fourth quarter of 2017 with year-over-year improvement of $63 million;

•	Completed secured loan in connection with the previously announced PBGC transaction which unlocks nearly $980 million of appraised asset value; and

•	Expect to report year-over-year Adjusted EBITDA improvement in the first quarter of 2018 as we continue to focus on liquidity required to effectuate our transformation.

Net income attributable to Holdings’ shareholders was $182 million ($1.69 earnings per diluted share) for the fourth quarter of 2017, which included a non-cash tax benefit of approximately $470 million related to tax reform, as well as a non-cash accounting charge of $72 million related to the impairment of the Sears trade name. This compares to a net loss attributable to Holdings’ shareholders of $607 million ($5.67 loss per diluted share) for the prior year fourth quarter, which also included a non-cash accounting charge of $381 million related to the impairment of the Sears trade name. Adjusted EBITDA was $2 million in the fourth quarter of 2017 compared to $(61) million in the prior year fourth quarter.

Edward S. Lampert, Chairman and Chief Executive Officer of Holdings, said, “We made progress in 2017, with a return to positive Adjusted EBITDA and another quarter of year-over-year improvement in our financial results. We also took the actions necessary to increase our liquidity and fund our ongoing transformation of the Company. In addition, we entered important partnerships, such as our agreement to sell Kenmore appliances and related services through Amazon, that broaden the reach of our brands. Finally, we continued to enhance our Shop Your Way ecosystem to offer our members more compelling and uniquely tailored value and shopping experiences.”

“We also recognize that we need to do more if we are to deliver on our commitment to return to profitability in 2018. We will work to build on the progress we made in 2017, including ongoing actions to improve or close unprofitable stores and to unlock the value in our assets. Importantly, to ensure our long-term viability, we must substantially improve our sales and gross margin performance, including adjustments to our business model,” Lampert concluded.

Rob Riecker, Chief Financial Officer of Holdings, said, “As we continue with our transformation efforts, Sears Holdings has taken a number of actions to improve financial flexibility and support our operations. In addition to pursuing several transactions to adjust our capital structure in order to enhance our liquidity and financial position, we are taking incremental actions to further streamline our operations to drive profitability, including cost reductions of $200 million on an annualized basis in 2018 unrelated to store closures.”

Actions undertaken during the fourth quarter of 2017 and into the first quarter of 2018 to provide the Company with additional financial flexibility included:

•	Extended the maturity of an existing term loan, which originally was to mature in June 2018 (the “Term Loan”), to January 2019, with the option to further extend the maturity to July 2019. During the fourth quarter, the Company paid down the Term Loan reducing the outstanding balance to approximately $398 million;

•	Raised $210 million in new financing in the fourth quarter of 2017, and an additional $40 million subsequent to quarter-end, through a series of financial transactions, supported by ground leases and certain intellectual property, with the ability to raise an additional $50 million against the same collateral;

•	Amended the borrowing base definition in the indenture relating to the Company’s second lien notes, maturing October 15, 2018, to change the advance rate for inventory to 75%, increased from 65%. The amendment also defers the collateral coverage test for purposes of the repurchase offer covenant in such indenture and restarts it with the second quarter of 2018 (such that no collateral coverage event can occur until the end of the third quarter of 2018). The Company has also made corresponding amendments to its second lien credit agreement;

•	Amended its Domestic Credit Agreement, dated as of July 21, 2015, increasing the size of the general debt basket to $1.25 billion;

•	Completed a third amendment to the Second Lien Credit Agreement, dated as of September 1, 2016, which increased the maximum aggregate principal of the uncommitted line of credit facility established under the Second Lien Credit Agreement to $600 million and extended the maximum duration of line of credit loans to 270 days;

•	Secured an additional $100 million incremental real estate loan (the “Incremental Loan”) on March 8, 2018, pursuant to an amendment to the Second Amended and Restated Loan Agreement, dated as of October 18, 2017, with JPP, LLC and JPP II, LLC, entities affiliated with ESL Investments, Inc. The Incremental Loan is secured by the same real estate properties as the 2017 Secured Loan Facility, and certain properties under the previous Incremental Loans outstanding, and matures in July 2020. The Company expects to use the proceeds of the Incremental Loan for general corporate purposes;

•	Closed on a new secured loan (the “Secured Loan”) and mezzanine loan (the “Mezzanine Loan”), pursuant to which the Company received aggregate gross proceeds of $440 million. The Secured Loan is secured by properties that were previously subject to a ring-fence arrangement with the Pension Benefit Guaranty Corporation (the “PBGC”), and the Mezzanine Loan is secured by a pledge of the equity interests in SRC O.P. LLC, the direct parent company of the entities that own such properties. Pursuant to the Company’s November 2017 agreement with the PBGC, the Company will contribute $407 million of the proceeds into the Sears pension plans, which contribution relieves the Company of contributions to its pension plans for approximately two years (other than a $20 million supplemental payment due in the second quarter of 2018). The Company expects to pay down a substantial portion of the Secured Loan over the next three to six months using proceeds generated from the sale of the underlying properties; and

•	Commenced private exchange offers for its outstanding 8% Senior Unsecured Notes Due 2019 and 6 5/8% Senior Secured Notes Due 2018 to improve the terms on non-first lien debt.

Revenues and Comparable Store Sales

We follow a retail-based financial reporting calendar. Accordingly, our fourth quarter and fiscal year 2017 results reflect the 14- and 53- week periods ended February 3, 2018, respectively, whereas 2016 contained 13- and 52- weeks for the fourth quarter and year, respectively.

We generated total revenues of $4.4 billion for the fourth quarter of 2017, compared with total revenues of $6.1 billion for the prior year fourth quarter, with store closures contributing to over half of the decline, partially offset by the inclusion of an additional week of revenues in the fourth quarter of 2017. Total comparable store sales declined 15.6% for the fourth quarter. Kmart comparable store sales declined 12.2%, while Sears comparable store sales declined 18.1%.

For the full year, revenues were $16.7 billion in 2017 as compared to revenues of $22.1 billion in the prior year. The decline in revenues included a decrease of approximately $3.2 billion as a result of having fewer Kmart and Sears Full-line stores in operation. For the full year, comparable store sales declined 13.5%, with Kmart comparable store sales declining 11.4% and Sears comparable store sales declining 15.2%.

Financial Position

At February 3, 2018, we had utilized approximately $648 million of our $1.5 billion revolving credit facility due in 2020, consisting of $271 million of borrowings and $377 million of letters of credit outstanding. The amount available to borrow under our credit facility was approximately $69 million, which reflects the effect of our springing fixed charge coverage ratio covenant and the borrowing base limitation in our revolving credit facility, which varies based on our overall inventory and receivables balances. Availability under our general debt basket was approximately $102 million at February 3, 2018.

The Company’s total cash balances were $336 million at February 3, 2018, including restricted cash of $154 million, compared to $286 million at January 28, 2017. Short-term borrowings totaled $915 million at February 3, 2018, consisting of $271 million of revolver borrowings, $500 million of line of credit loans, and $144 million of borrowings under the incremental real estate loan.

Merchandise inventories at February 3, 2018 were $2.8 billion, compared to $4.0 billion at January 28, 2017, while merchandise payables were $0.6 billion and $1.0 billion at February 3, 2018 and January 28, 2017, respectively.

Total long-term debt (long-term debt and capital lease obligations) was $3.2 billion and $4.2 billion at February 3, 2018 and January 28, 2017, respectively.

Non-GAAP Financial Measures

In addition to our net income (loss) attributable to Holdings’ shareholders determined in accordance with Generally Accepted Accounting Principles (“GAAP”), for purposes of evaluating operating performance, we use Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”), which is a non-GAAP measure. The tables attached to this press release provide a reconciliation of GAAP to the as adjusted amounts. We believe that our use of Adjusted EBITDA provides an appropriate measure for investors to use in assessing our performance across periods, given that these measures provide adjustments for certain significant items which may vary significantly from period to period, improving the comparability of year-to-year results and is therefore representative of our ongoing performance. Therefore, we have adjusted our results for them to make our statements more useful and comparable. However, we do not, and do not recommend that you, solely use Adjusted EBITDA to assess our financial and earnings performance.

As a result of the Seritage and JV transactions, Adjusted EBITDA for the fourth quarter of 2017 and 2016 included additional rent expense of approximately $40 million and $47 million, respectively, while the full year of 2017 and

2016 included additional rent expense of approximately $169 million and $197 million, respectively. Due to the structure of the leases, we expect that our cash rent obligations to Seritage and the joint venture partners will decline, over time, as space in these stores is recaptured. From the inception of the Seritage transaction to date, we have received recapture notices on 55 properties and also exercised our right to terminate the lease on 56 properties.

Forward-Looking Statements

This press release contains forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements about our transformation through our integrated retail strategy, our plans to redeploy and reconfigure our assets, our liquidity, our ability to exercise financial flexibility as we meet our obligations and pursue possible strategic initiatives and other transactions, the commencement of the private exchange offers and other statements that describe the Company’s plans. Whenever used, words such as “believe,” “estimate,” “intend,” “will,” “expect,” and other terms of similar meaning or expression are intended to identify such forward-looking statements. Forward-looking statements, including these, are based on the current beliefs and expectations of our management and are subject to significant risks, assumptions and uncertainties, many of which are beyond the Company’s control, that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Detailed descriptions of other risks relating to Sears Holdings are discussed in our Annual Report on Form 10-K for the fiscal year ended January 28, 2017, and other filings with the Securities and Exchange Commission. While we believe that our forecasts and assumptions are reasonable, we caution that actual results may differ materially. We intend the forward-looking statements to speak only as of the time made and do not undertake to update or revise them as more information becomes available, except as required by law. Results presented herein are unaudited. The unaudited and estimated financial results for the fourth quarter and full-year 2017 contained in this press release reflect a number of complex and subjective judgments and estimates about the appropriateness of certain reported amounts and disclosures. Our financial statements for the 2017 fiscal year are not finalized. We are required to consider all available information through the finalization of our financial statements and their possible impact on our financial conditions and results of operations for the period, including the impact of such information on the complex judgments and estimates referred to above. As a result, subsequent information or events may lead to material differences between the information about the results of operations described herein and the results of operations described in our subsequent annual report. You should consider this possibility in reviewing the financial information for the period described above.

Pre-Recorded Conference Call and Audio Webcast

Sears Holdings, in conjunction with today’s financial results announcement, will post a pre-recorded conference call and audio webcast on its corporate website. It will feature prepared remarks from Mr. Riecker, who will focus his comments to provide additional context around the quarter. The pre-recorded conference call may be accessed by telephone at 844.826.0613 or 973.200.3092 (conference ID: 4997267), and on Sears Holdings’ website at http://www.searsholdings.com/invest/ under “Events & Presentations.” The accompanying presentation and transcript will be posted online in conjunction.

About Sears Holdings Corporation

Sears Holdings Corporation (NASDAQ: SHLD) is a leading integrated retailer focused on seamlessly connecting the digital and physical shopping experiences to serve our members - wherever, whenever and however they want to shop. Sears Holdings is home to Shop Your Way®, a social shopping platform offering members rewards for shopping at Sears and Kmart, as well as with other retail partners across categories important to them. The Company operates through its subsidiaries, including Sears, Roebuck and Co. and Kmart Corporation, with full-line and specialty retail stores across the United States. For more information, visit www.searsholdings.com.

Sears Holdings Corporation

Consolidated Statements of Operations

(Unaudited)

Amounts are Preliminary and Subject to Change

	Quarters Ended		Years Ended
millions, except per share data	February 3, 2018	January 28, 2017	February 3, 2018	January 28, 2017
REVENUES
Merchandise sales	$3,589	$5,125	$13,409	$18,236
Services and other	787	927	3,293	3,902

Total revenues	4,376	6,052	16,702	22,138

COSTS AND EXPENSES
Cost of sales, buying and occupancy - merchandise sales	3,029	4,256	11,349	15,184
Gross margin dollars - merchandise sales	560	869	2,060	3,052
Gross margin rate - merchandise sales	15.6%	17.0%	15.4%	16.7%
Cost of sales and occupancy - services and other	423	509	1,826	2,268
Gross margin dollars - services and other	364	418	1,467	1,634
Gross margin rate - services and other	46.3%	45.1%	44.5%	41.9%
Total cost of sales, buying and occupancy	3,452	4,765	13,175	17,452
Total gross margin dollars	924	1,287	3,527	4,686
Total gross margin rate	21.1%	21.3%	21.1%	21.2%
Selling and administrative	1,156	1,579	5,131	6,109
Selling and administrative expense as a percentage of total revenues	26.4%	26.1%	30.7%	27.6%

Depreciation and amortization	73	97	332	375
Impairment charges	113	409	142	427
Gain on sales of assets	(211)	(81)	(1,648)	(247)

Total costs and expenses	4,583	6,769	17,132	24,116

Operating loss	(207)	(717)	(430)	(1,978)
Interest expense	(152)	(115)	(539)	(404)
Interest and investment income (loss)	2	(1)	(12)	(26)
Other income	—	13	—	13

Loss before income taxes	(357)	(820)	(981)	(2,395)
Income tax benefit	539	213	598	174

NET INCOME (LOSS) ATTRIBUTABLE TO HOLDINGS’ SHAREHOLDERS	$182	$(607)	$(383)	$(2,221)

NET INCOME (LOSS) PER COMMON SHARE ATTRIBUTABLE TO HOLDINGS’ SHAREHOLDERS:
Diluted earnings (loss) per share	$1.69	$(5.67)	$(3.57)	$(20.78)
Diluted weighted average common shares outstanding	107.7	107.0	107.4	106.9

Sears Holdings Corporation

Condensed Consolidated Balance Sheets

(Unaudited)

Amounts are Preliminary and Subject to Change

millions	February 3, 2018	January 28, 2017
ASSETS
Current assets
Cash and cash equivalents	$182	$286
Restricted cash	154	—
Accounts receivable	343	466
Merchandise inventories	2,798	3,959
Prepaid expenses and other current assets	335	285

Total current assets	3,812	4,996

Property and equipment (net of accumulated depreciation and amortization of $2,381 and 2,841)	1,729	2,240
Goodwill	269	269
Trade names and other intangible assets	1,168	1,521
Other assets	284	336

TOTAL ASSETS	$7,262	$9,362

LIABILITIES
Current liabilities
Short-term borrowings	$915	$—
Current portion of long-term debt and capitalized lease obligations	968	590
Merchandise payables	576	1,048
Unearned revenues	641	748
Other taxes	247	339
Other current liabilities	1,568	1,956

Total current liabilities	4,915	4,681

Long-term debt and capitalized lease obligations	2,249	3,573
Pension and postretirement benefits	1,619	1,750
Deferred gain on sale-leaseback	362	563
Sale-leaseback financing obligation	247	235
Other long-term liabilities	1,467	1,641
Long-term deferred tax liabilities	126	743

Total Liabilities	10,985	13,186

Total Deficit	(3,723)	(3,824)

TOTAL LIABILITIES AND DEFICIT	$7,262	$9,362

Total common shares outstanding	107.8	107.1

Sears Holdings Corporation

Segment Results

(Unaudited)

Amounts are Preliminary and Subject to Change

	Quarter Ended February 3, 2018
millions, except store data	Kmart	Sears Domestic	Sears Holdings
Total revenues	$1,475	$2,901	$4,376

Cost of sales, buying and occupancy	1,190	2,262	3,452
Gross margin dollars	285	639	924
Gross margin rate	19.3%	22.0%	21.1%

Selling and administrative	363	793	1,156
Selling and administrative expense as a percentage of total revenues	24.6%	27.3%	26.4%
Depreciation and amortization	14	59	73
Impairment charges	5	108	113
Gain on sales of assets	(73)	(138)	(211)

Total costs and expenses	1,499	3,084	4,583

Operating loss	$(24)	$(183)	$(207)

Number of:
Kmart Stores	432	—	432
Full-Line Stores	—	547	547
Specialty Stores	—	23	23

Total Stores	432	570	1,002

	Quarter Ended January 28, 2017
millions, except store data	Kmart	Sears Domestic	Sears Holdings
Total revenues	$2,402	$3,650	$6,052

Cost of sales, buying and occupancy	1,993	2,772	4,765
Gross margin dollars	409	878	1,287
Gross margin rate	17.0%	24.1%	21.3%

Selling and administrative	578	1,001	1,579
Selling and administrative expense as a percentage of total revenues	24.1%	27.4%	26.1%
Depreciation and amortization	20	77	97
Impairment charges	15	394	409
Gain on sales of assets	(61)	(20)	(81)

Total costs and expenses	2,545	4,224	6,769

Operating loss	$(143)	$(574)	$(717)

Number of:
Kmart Stores	735	—	735
Full-Line Stores	—	670	670
Specialty Stores	—	25	25

Total Stores	735	695	1,430

Sears Holdings Corporation

Segment Results

(Unaudited)

Amounts are Preliminary and Subject to Change

	Year Ended February 3, 2018
millions, except store data	Kmart	Sears Domestic	Sears Holdings
Total revenues	$5,618	$11,084	$16,702

Cost of sales, buying and occupancy	4,601	8,574	13,175
Gross margin dollars	1,017	2,510	3,527
Gross margin rate	18.1%	22.6%	21.1%

Selling and administrative	1,455	3,676	5,131
Selling and administrative expense as a percentage of total revenues	25.9%	33.2%	30.7%
Depreciation and amortization	60	272	332
Impairment charges	16	126	142
Gain on sales of assets	(881)	(767)	(1,648)

Total costs and expenses	5,251	11,881	17,132

Operating income (loss)	$367	$(797)	$(430)

Number of:
Kmart Stores	432	—	432
Full-Line Stores	—	547	547
Specialty Stores	—	23	23

Total Stores	432	570	1,002

	Year Ended January 28, 2017
millions, except store data	Kmart	Sears Domestic	Sears Holdings
Total revenues	$8,650	$13,488	$22,138

Cost of sales, buying and occupancy	7,093	10,359	17,452
Gross margin dollars	1,557	3,129	4,686
Gross margin rate	18.0%	23.2%	21.2%

Selling and administrative	2,175	3,934	6,109
Selling and administrative expense as a percentage of total revenues	25.1%	29.2%	27.6%
Depreciation and amortization	71	304	375
Impairment charges	22	405	427
Gain on sales of assets	(181)	(66)	(247)

Total costs and expenses	9,180	14,936	24,116

Operating loss	$(530)	$(1,448)	$(1,978)

Number of:
Kmart Stores	735	—	735
Full-Line Stores	—	670	670
Specialty Stores	—	25	25

Total Stores	735	695	1,430

Sears Holdings Corporation

Adjusted EBITDA Reconciliation

(Unaudited)

	Quarters Ended		Years Ended
millions	February 3, 2018	January 28, 2017	February 3, 2018	January 28, 2017
Net income (loss) attributable to Holdings per statement of operations	$182	$(607)	$(383)	$(2,221)
Income tax benefit	(539)	(213)	(598)	(174)
Interest expense	152	115	539	404
Interest and investment (income) loss	(2)	1	12	26
Other income	—	(13)	—	(13)

Operating loss	(207)	(717)	(430)	(1,978)
Depreciation and amortization	73	97	332	375
Gain on sales of assets	(211)	(81)	(1,648)	(247)
Impairment charges	113	409	142	427

Before excluded items	(232)	(292)	(1,604)	(1,423)

Closed store reserve and severance	143	202	462	384
Pension expense	117	72	656	288
Other (1)	(7)	(21)	2	31
Amortization of deferred Seritage gain	(19)	(22)	(78)	(88)

Adjusted EBITDA	$2	$(61)	$(562)	$(808)

(1)	The 14- and 53- week periods ended February 3, 2018 consisted of items associated with legal matters, expenses associated with natural disasters and transaction costs associated with strategic initiatives. The 13- and 52- week periods ended January 28, 2017 consisted of expenses associated with legal matters, transaction costs associated with strategic initiatives and other expenses.

Sears Holdings Corporation

Adjusted EBITDA Reconciliation

(Unaudited)

Amounts are Preliminary and Subject to Change

	Quarters Ended
	February 3, 2018			January 28, 2017
millions	Kmart	Sears Domestic	Sears Holdings	Kmart	Sears Domestic	Sears Holdings
Operating loss per statement of operations	$(24)	$(183)	$(207)	$(143)	$(574)	$(717)
Depreciation and amortization	14	59	73	20	77	97
Gain on sales of assets	(73)	(138)	(211)	(61)	(20)	(81)
Impairment charges	5	108	113	15	394	409

Before excluded items	(78)	(154)	(232)	(169)	(123)	(292)
Closed store reserve and severance	92	51	143	159	43	202
Pension expense	—	117	117	—	72	72
Other (1)	(8)	1	(7)	7	(28)	(21)
Amortization of deferred Seritage gain	(2)	(17)	(19)	(4)	(18)	(22)

Adjusted EBITDA	$4	$(2)	$2	$(7)	$(54)	$(61)

% to revenues	0.3%	(0.1)%	—%	(0.3)%	(1.5)%	(1.0)%

	Years Ended
	February 3, 2018			January 28, 2017
millions	Kmart	Sears Domestic	Sears Holdings	Kmart	Sears Domestic	Sears Holdings
Operating income (loss) per statement of operations	$367	$(797)	$(430)	$(530)	$(1,448)	$(1,978)
Depreciation and amortization	60	272	332	71	304	375
Gain on sales of assets	(881)	(767)	(1,648)	(181)	(66)	(247)
Impairment charges	16	126	142	22	405	427

Before excluded items	(438)	(1,166)	(1,604)	(618)	(805)	(1,423)
Closed store reserve and severance	281	181	462	318	66	384
Pension expense	—	656	656	—	288	288
Other (1)	(23)	25	2	15	16	31
Amortization of deferred Seritage gain	(11)	(67)	(78)	(17)	(71)	(88)

Adjusted EBITDA	$(191)	$(371)	$(562)	$(302)	$(506)	$(808)

% to revenues	(3.4)%	(3.3)%	(3.4)%	(3.5)%	(3.8)%	(3.6)%

(1)	The 14- and 53- week periods ended February 3, 2018 consisted of items associated with legal matters, expenses associated with natural disasters and transaction costs associated with strategic initiatives. The 13- and 52- week periods ended January 28, 2017 consisted of expenses associated with legal matters, transaction costs associated with strategic initiatives and other expenses.